Exhibit 99

Family Dollar Reports Third Quarter 2014 Financial Results

  Earnings Per Diluted Share of $0.71; Adjusted Diluted EPS of $0.85
  Comparable Store Sales Decreased 1.8%
  June Comparable Store Sales Approximately Flat
  Management Reaffirms Guidance for Fourth Quarter of Fiscal 2014

MATTHEWS, N.C.--(BUSINESS WIRE)--July 10, 2014--Family Dollar Stores, Inc. (NYSE: FDO) today reported that for the third quarter of fiscal 2014 ended May 31, 2014, net sales increased 3.3% to $2.66 billion. Net income per diluted share for the third quarter of fiscal 2014 was $0.71. Adjusted third quarter fiscal 2014 net income per diluted share was $0.85 as compared to $1.05 in the third quarter of fiscal 2013. This year’s adjusted fiscal third quarter results exclude the negative impact on diluted net income per common share of $0.14 related to the Company’s restructuring initiatives as part of its previously announced strategic actions to strengthen its value proposition, increase operational efficiencies and improve financial performance. The tables included in this press release provide a reconciliation of GAAP to non-GAAP measures.

“We are executing our previously announced restructuring initiatives to improve our performance,” said Howard R. Levine, Chairman and CEO. “Our recent investment to permanently lower prices is resonating with customers; we are seeing savings from our workforce optimization efforts; and we are on track to close approximately 370 underperforming stores by the end of the fiscal year. We remain confident that these steps will position the Company to improve our financial performance and deliver higher long-term shareholder returns.”

Third Quarter Results

“Our results continue to reflect the economic challenges facing our core customer and an intense competitive environment,” continued Levine. “We are pleased that our comparable store sales results in the third quarter in all four merchandise categories improved relative to our second quarter results. Although our sales results remain below our expectations, we are encouraged by the improving trends.”

Net sales for the third quarter ended May 31, 2014, increased 3.3% to $2.66 billion from $2.57 billion in the third quarter of fiscal 2013 ended June 1, 2013. Comparable store sales for the 13-week period decreased 1.8% as a result of fewer customer transactions, partially offset by an increase in the average customer transaction value. Sales in the third quarter of fiscal 2014 were strongest in the Consumables category, driven primarily by strong growth in refrigerated/frozen food and tobacco.

Gross profit for the third quarter of fiscal 2014 was $910.9 million or 34.3% of net sales. During the quarter, the Company implemented a series of restructuring initiatives, including plans to close approximately 370 underperforming stores across the chain by the end of fiscal 2014. As a result, the Company incurred a $1.5 million inventory write-down in an effort to sell through merchandise at stores scheduled to close.

Excluding the inventory write-down, adjusted third quarter fiscal 2014 gross profit increased 2.2% to $912.3 million, or 34.3% of net sales, compared to $892.5 million, or 34.7% of net sales, in the third quarter of fiscal 2013. As a percentage of sales, the impact on gross profit of stronger sales of lower-margin consumables, lower markups and higher markdowns was partially offset by lower inventory shrinkage.

Selling, general and administrative expenses (“SG&A”), as a percentage of net sales, were 28.8% in the third quarter of fiscal 2014 compared to 27.4% in the third quarter of fiscal 2013. Most expenses were deleveraged as a result of the decrease in comparable store sales. As a percentage of net sales, the impact on SG&A of higher store occupancy, labor and advertising costs was partially offset by lower incentive compensation expenses.

In the third quarter of fiscal 2014, the Company incurred a $23.0 million charge as part of its previously announced restructuring initiatives including planned store closures and workforce optimization. This restructuring charge consisted primarily of property and equipment impairments and termination benefits directly associated with the store closings and workforce optimization.

Operating profit in the third quarter of fiscal 2014 was $120.8 million. As discussed above, the Company’s third quarter fiscal 2014 operating profit includes $24.5 million of charges related to the Company’s restructuring activities. Excluding the charges, adjusted third quarter fiscal 2014 operating profit was $145.3 million, or 5.5% of net sales, compared with $188.4 million, or 7.3% of net sales, in the third quarter of fiscal 2013.

The effective tax rate was 33.1% for the third quarter of fiscal 2014 compared with 36.2% for the third quarter of fiscal 2013. The effective tax rate was lower primarily due to foreign tax benefits associated with the Company’s global sourcing efforts and increased tax benefits associated with federal jobs tax credits.

Net income for the third quarter of fiscal 2014 was $81.1 million. Adjusted third quarter fiscal 2014 net income was $96.5 million as compared to $120.9 million in the third quarter of fiscal 2013.

The Company’s merchandise inventories as of May 31, 2014, were $1.59 billion compared with $1.47 billion as of June 1, 2013. Average inventory per store at the end of the quarter was 2.1% higher than the average inventory per store at the end of the third quarter of fiscal 2013.

During the third quarter of fiscal 2014, the Company opened 111 new stores, closed 3 stores, and renovated, relocated or expanded 266 stores.

In the 39-week period ended May 31, 2014, capital expenditures were $307.2 million compared with $599.7 million in the 40-week period ended June 1, 2013. During the 39-week period, the Company spent $106.5 million related to new stores; $92.9 million on its store renovation program; $50.6 million on existing stores; $37.0 million related to corporate and technology investments; and $20.2 million on supply chain investments.

In the 39-week period ended May 31, 2014, the Company repurchased approximately 1.8 million shares of its common stock for a total cost of $125.0 million and paid $94.8 million in dividends to shareholders. As of May 31, 2014, the Company had authorization to purchase up to an additional $245.8 million of its common stock.

Strategic Plan Update

As part of its ongoing business review, the Company is taking deliberate actions to strengthen its value proposition, increase operational efficiencies and improve its financial performance. As previously announced, the Company has:

  Lowered prices on nearly 1,000 basic items, investing more than $50 million, on an annualized basis, to deliver more compelling values to customers;
  Reduced corporate overhead and re-aligned key organizational functions to improve execution and reinforce a commitment to being an efficient, low-cost retailer;
  Launched a process to close approximately 370 underperforming stores in the second half of fiscal 2014; and
  Made plans to slow new store growth beginning in fiscal 2015. The Company now expects to open 350-400 new stores in fiscal 2015, down from approximately 525 new stores in fiscal 2014.

In addition, the Company is investing in longer-term initiatives to drive more profitable growth. These initiatives include:

  Building on efforts to capture more food trips, the Company intends to further expand its cooler program beginning in fiscal 2015;
  Continuing to expand traffic-driving categories with a multi-year rollout of beer and wine, beginning in fiscal 2015; and
  Leveraging the scale and considerable diversity of the chain to launch a multi-year clustering initiative designed to enhance store productivity.

The Company’s in-depth business review remains on-going, and the Board and management team continue to evaluate additional opportunities to drive efficiency in stores, and further increase value and convenience for the customer.

Outlook

For the fourth quarter of fiscal 2014, the Company expects that comparable store sales will be approximately flat and that earnings per diluted share will be between $0.75 and $0.85, excluding approximately $0.37 related to restructuring charges. Including the restructuring charges, the Company expects earnings per diluted share will be between $0.38 and $0.48.

For the 52-week year ending August 30, 2014, the Company expects that earnings per diluted share will be between $3.07 and $3.17, excluding approximately $0.51 per share related to restructuring charges. Including the restructuring charges, the Company expects earnings per diluted share will be between $2.56 and $2.66.

The Company's outlook for fiscal 2014 is based on the following assumptions which may or may not prove valid:

  A low-single digit increase in net sales, excluding the impact of the extra week in fiscal 2013;
  A low-single digit decline in comparable store sales;
  Approximately 525 new store openings and approximately 400 store closings;
  A decline in gross profit, as a percentage of sales;
  SG&A expense de-leverage based on our comparable store sales outlook;
  An effective income tax rate between 34.5% and 35.0%; and
  Capital expenditures of between $450 million and $500 million.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, store openings and closings, restructuring charges, restructuring initiatives, workforce optimization, gross profit, income tax rates, capital expenditures, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

In addition, the amounts and timing of all estimates are subject to change. The actual amounts and timing may vary materially based on various factors, including the timing of store closings; the timing and amount of sublease income and other lease expense; factors relating to real estate including sale proceeds; asset write-downs and other factors affecting inventory value; changes in management's assumptions; and other factors.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, July 10, 2014, at 10:00 a.m. ET to discuss the results. The Company will also discuss business initiatives, plans and expectations for fiscal 2014. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 890-0881 for domestic US calls and (719) 325-2295 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 3827795 or “FAMILY DOLLAR.”

A live webcast of the conference call with accompanying slides can be accessed at the following link.

http://investor.familydollar.com/investors-relations/default.aspx

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, July 10, 2014.

About Family Dollar

For more than 54 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 8,200 stores in rural and urban settings across 46 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Third Quarter Ended
(in thousands, except per share amounts)	May 31, 2014 (13 Weeks)	% of Net Sales	June 1, 2013 (13 Weeks)	% of Net Sales

Net sales	$2,658,964	100.00%	$2,573,506	100.00%

Cost of sales	1,746,625	65.69%	1,681,048	65.32%

Cost of sales - restructuring	1,486	0.06%	-	0.00%

Gross margin	910,853	34.26%	892,458	34.68%

Selling, general and administrative expenses	767,049	28.85%	704,038	27.36%

Restructuring	22,996	0.86%	-	0.00%

Operating profit	120,808	4.54%	188,420	7.32%

Investment income	58	0.00%	91	0.00%

Interest expense	7,959	0.30%	6,071	0.24%

Other income	8,400	0.32%	7,196	0.28%

Income before income taxes	121,307	4.56%	189,636	7.37%

Income taxes	40,160	1.51%	68,698	2.67%

Net income	$81,147	3.05%	$120,938	4.70%

Net income per common share - basic	$0.71		$1.05
Weighted average shares - basic	113,829		114,977

Net income per common share - diluted	$0.71		$1.05
Weighted average shares - diluted	114,150		115,478

Dividends declared per common share	$0.31		$0.26

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Three Quarters Ended
(in thousands, except per share amounts)	May 31, 2014 (39 Weeks)	% of Net Sales	June 1, 2013 (40 Weeks)	% of Net Sales

Net sales	$7,875,276	100.00%	$7,889,191	100.00%

Cost of sales	5,203,802	66.08%	5,202,889	65.95%

Cost of sales - restructuring	1,486	0.02%	-	0.00%

Gross margin	2,669,988	33.90%	2,686,302	34.05%

Selling, general and administrative expenses	2,265,608	28.77%	2,153,936	27.30%

Restructuring	22,996	0.29%	-	0.00%

Operating profit	381,384	4.84%	532,366	6.75%

Investment income	162	0.00%	275	0.00%

Interest expense	22,256	0.28%	19,968	0.25%

Other income	23,334	0.30%	20,984	0.27%

Income before income taxes	382,624	4.86%	533,657	6.76%

Income taxes	132,581	1.68%	192,295	2.44%

Net income	$250,043	3.18%	$341,362	4.33%

Net income per common share - basic	$2.19		$2.96
Weighted average shares - basic	114,066		115,321

Net income per common share - diluted	$2.18		$2.95
Weighted average shares - diluted	114,458		115,869

Dividends declared per common share	$0.83		$0.68

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	May 31,	June 1,
(in thousands, except per share and share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$163,734	$123,462
Short-term investment securities	18,007	26,665
Restricted cash and investments	33,979	57,897
Merchandise inventories	1,591,562	1,474,410
Deferred income taxes	32,798	71,305
Income tax refund receivable	38,241	4,294
Prepayments and other current assets	212,338	143,881
Total current assets	2,090,659	1,901,914

Property and equipment, net	1,786,911	1,832,178
Investment securities	16,646	23,366
Other assets	68,888	92,946

Total assets	$3,963,104	$3,850,404

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$276,000	$219,000
Current portion of long-term debt	16,200	16,200
Accounts payable	676,079	680,118
Accrued liabilities	327,999	351,422
Income taxes	4,997	8,429
Total current liabilities	1,301,275	1,275,169

Long-term debt	484,188	500,237
Other liabilities	289,128	283,442
Deferred gain	206,761	214,179
Deferred income taxes	25,169	56,233
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
	—	—
Common stock, $.10 par; authorized 600,000,000 shares
	12,062	12,000
Capital in excess of par	325,623	293,523
Retained earnings	1,724,871	1,497,311
Accumulated other comprehensive loss	(1,515)	(1,441)
Common stock held in treasury, at cost	(404,458)	(280,249)
Total shareholders' equity	1,656,583	1,521,144

Total liabilities and shareholders' equity	$3,963,104	$3,850,404

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Three Quarters Ended
(in thousands)	May 31, 2014 (39 Weeks)	June 1, 2013 (40 Weeks)
Cash flows from operating activities:
Net income	$250,043	$341,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195,671	176,895
Amortization of deferred gain	(12,642)	(11,037)
Impairment on property and equipment - restructuring	19,041	-
Deferred income taxes	9,190	(682)
Excess tax benefits from stock-based compensation	(5,510)	(13,360)
Stock-based compensation	12,639	13,015
Loss on disposition of property and equipment	8,335	5,018
Changes in operating assets and liabilities:
Merchandise inventories	(124,546)	(48,247)
Prepayments and other current assets	(50,768)	(96,249)
Other assets	9,385	(1,877)
Accounts payable and accrued liabilities	(33,042)	(26,889)
Income taxes	(24,728)	(27,723)
Other liabilities	(67)	15,125
	253,001	325,351

Cash flows from investing activities:
Purchases of investment securities	(50,422)	(43,475)
Sales of investment securities	63,715	22,638
Net change in restricted cash	390	63,161
Capital expenditures	(307,183)	(599,685)
Net proceeds from sale-leaseback	32,538	163,520
Proceeds from dispositions of property and equipment	563	2,780
	(260,399)	(391,061)

Cash flows from financing activities:
Short-term borrowings	1,916,000	1,753,000
Repayment of short-term borrowings	(1,640,000)	(1,549,000)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(125,038)	(74,954)
Changes in cash overdrafts	(29,138)	31,495
Proceeds from exercise of employee stock options	13,794	17,572
Excess tax benefits from stock-based compensation	5,510	13,360
Payment of dividends	(94,795)	(78,434)
	30,133	96,839

Net change in cash and cash equivalents	22,735	31,129
Cash and cash equivalents at beginning of period	140,999	92,333
Cash and cash equivalents at end of period	$163,734	$123,462

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

RECONCILIATION OF NON-GAAP DISCLOSURES:
	May 31, 2014	June 1, 2013	May 31, 2014	June 1, 2013
(in thousands, except per share amounts)	(13 Weeks)	(13 Weeks)	(39 Weeks)	(40 Weeks)

Gross profit	$910,853	$892,458	$2,669,988	$2,686,302
Restructuring charges - Cost of sales	1,486	-	1,486	-
Adjusted gross profit	$912,339	$892,458	$2,671,474	$2,686,302

Operating profit	$120,808	$188,420	$381,384	$532,366
Restructuring charges - Cost of sales	1,486	-	1,486	-
Restructuring charges - SG&A	22,996	-	22,996	-
Adjusted operating profit	$145,290	$188,420	$405,866	$532,366

Net income	$81,147	$120,938	$250,043	$341,362
After-tax impact of restructuring charges - Cost of sales	932	-	932	-
After-tax impact of restructuring charges - SG&A	14,423	-	14,423	-
Adjusted net income	$96,502	$120,938	$265,398	$341,362

Diluted net income per common share	$0.71	$1.05	$2.18	$2.95
Per share impact of restructuring charges - Cost of sales	0.01	-	0.01	-
Per share impact of restructuring charges - SG&A	0.13	-	0.13	-
Adjusted diluted net income per common share	$0.85	$1.05	$2.32	$2.95
NET SALES BY CATEGORY:
	For the Third Quarter Ended
	May 31, 2014	June 1, 2013
(in thousands)	(13 Weeks)	(13 Weeks)	% Change
Consumables	$1,948,174	$1,866,714	4.4%
Home products	260,129	264,268	-1.6%
Apparel and accessories	210,860	206,523	2.1%
Seasonal and electronics	239,801	236,001	1.6%
TOTAL	$2,658,964	$2,573,506	3.3%

	For the First Three Quarters Ended
	May 31, 2014	June 1, 2013
(in thousands)	(39 Weeks)	(40 Weeks)	% Change
Consumables	$5,753,716	$5,667,501	1.5%
Home products	782,404	828,832	-5.6%
Apparel and accessories	565,992	591,438	-4.3%
Seasonal and electronics	773,164	801,420	-3.5%
TOTAL	$7,875,276	$7,889,191	-0.2%

STORES IN OPERATION:
	For the First Three Quarters Ended
	May 31, 2014	June 1, 2013
	(39 Weeks)	(40 Weeks)
Beginning Store Count	7,916	7,442
New Store Openings	355	380
Store Closings	(25)	(21)
Ending Store Count	8,246	7,801
Total Square Footage (000s)	71,031	67,016
Total Selling Square Footage (000s)	59,488	55,994
INCREASE	6.2%	7.8%

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-708-2858
krawlins@familydollar.com
or
MEDIA CONTACT:
Bryn R. Winburn, 704-708-1653
bwinburn@familydollar.com